Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2011, relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation and subsidiaries, and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting (which (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to the adoption of amended accounting guidance related to the consolidation of variable interest entities, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
June 29, 2011